NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES NYSE American LLC ("NYSE American" or the "Exchange") hereby notifies the Securities and Exchange Commission (the "Commission") of its intention to remove the entire class of Common Stock and Preferred Stock Purchase Rights (the "Securities") of Impac Mortgage Holdings Inc. (the "Company") from listing and registration on the Exchange on May 8, 2023, pursuant to the provisions of Rule 12d2-2(b) because, in the opinion of the Exchange, the Securities are no longer suitable for continued listing and trading on the NYSE. The Exchange has determined that the Securities are no longer suitable for listing pursuant to Section 1009 of the NYSE American Company Guide, since the Company informed the Exchange that it cannot demonstrate an ability to return to compliance with the $2 million, $4 million and $6 million stockholders' equity requirements of Section 1003(a)(i), (ii) and (iii) of the NYSE American Company Guide within 18 months of notice from the Exchange. On April 26, 2023, the Exchange determined that the Securities of the Company should be suspended from trading and directed the preparation and filing with the Commission of this application for the removal of the Securities from listing and registration on the NYSE American. The Company was notified on April 26, 2023. Pursuant to the above authorization, a press release regarding the proposed delisting was issued and posted on the Exchange's website on April 26, 2023, and trading in the Securities was immediately suspended. The Company had a right to appeal to a Committee of the Board of Directors of the Exchange, the determination to delist the Securities provided it filed a written request for such a review with the Secretary of the Exchange within seven business days of receiving notice of the delisting determination. On April 26, 2023, the Company notified the Exchange that it will not exercise that right. Consequently, all conditions precedent under SEC Rule 12d2-2(b) to the filing of this application have been satisfied.